                                                          Exhibit 99.1

Media contact:                                                -or-                   Investor/analyst contact:
Bobbie Egan                                                                     Chris Berry
Media Relations Manager                                                      Managing Director of Investor Relations
(206) 392-5134                                                                    (206) 392-5260

FOR IMMEDIATE RELEASE                                                                                                                                                       Jan. 4, 2011

ALASKA AIR GROUP REPORTS DECEMBER OPERATIONAL RESULTS

SEATTLE — Alaska Air Group, Inc. (NYSE:ALK) today reported December operational results for its subsidiaries, Alaska Airlines (Alaska) and Horizon Air (Horizon).

ALASKA AIRLINES
    Alaska reported a 13.3 percent increase in traffic on a 10.7 percent increase in capacity, resulting in a 2.0-point increase in load factor to 85.6 percent. Alaska also reported that 80.9 percent of its flights arrived on time in December 2010, a 3.1-point decrease compared to the 84.0 percent reported in December 2009.
      The following table shows the operational results for December 2010 and for the full year 2010, compared to the prior-year periods:

	December			Year-to-Date
	2010	2009	Change	2010	2009	Change
Revenue passenger miles
RPMs (in millions)	1,827	1,612	13.3%	20,350	18,362	10.8%
Available seat miles
ASMs (in millions)	2,135	1,928	10.7%	24,434	23,144	5.6%
Passenger load factor	85.6%	83.6%	2.0pts	83.3%	79.3%	4.0pts
Revenue passengers (in thousands)	1,440	1,318	9.2%	16,514	15,561	6.1%
On-time arrivals as reported
to U.S. DOT	80.9%	84.0%	(3.1)pts	87.5%	82.9%	4.6pts

-more-

HORIZON AIR
    Horizon reported a 2.4 percent decline in traffic on a 5.8 percent decline in capacity compared to December 2009, resulting in a 2.7-point increase in load factor to 78.6 percent.  Horizon also reported that 67.6 percent of its flights arrived on time in December 2010, a 13.1-point decrease compared to the 80.7 percent reported in December 2009.
    The following table shows the operational results for December 2010 and for the full year 2010, compared to the prior-year periods:

	December			Year-to-Date
	2010	2009	Change	2010	2009	Change
RPMs (in millions)	206	211	(2.4)%	2,450	2,408	1.7%
ASMs (in millions)	262	278	(5.8)%	3,235	3,292	(1.7)%
Passenger load factor	78.6%	75.9%	2.7pts	75.7%	73.1%	2.6pts
Revenue passengers (in thousands)	594	594	-	6,820	6,759	0.9%
On-time arrivals	67.6%	80.7%	(13.1)pts	84.1%	86.1%	(2.0)pts

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009 and 2010 North America Airline Satisfaction StudiesSM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom

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